Exhibit 10.64

CONFIDENTIAL

SETTLEMENT AND AMENDED LICENSE AGREEMENT

This Settlement and Amended License Agreement (“Agreement”), effective as of December 3, 2015 (the “Effective Date”), is entered into by and between XOMA (US) LLC (“XOMA”), a Delaware limited liability company having offices located at 2910 Seventh Street Berkeley, CA 94710, as successor-in-interest of XOMA Ireland Limited, and Pfizer Inc. (“PFIZER”), a Delaware corporation having offices located at 235 East 42nd Street, New York, NY 10017.

WHEREAS, PFIZER and XOMA Ireland Limited previously entered into a Non- Exclusive License Agreement on August 27, 2007 (the “2007 Agreement”); and

WHEREAS, the parties desire to terminate the 2007 Agreement and enter into this Settlement and Amended License Agreement in the manner provided for herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Definitions.

a. “Agreement” means this Settlement and Amended License Agreement between the Parties.

b. “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a Party hereto. For the purpose of this Agreement, “control” shall mean the direct or indirect possession of at least a majority of the voting interest of the subject entity (whether through ownership of securities, by contract, or otherwise).

c. “Change in Control” has the meaning set forth in the 2007 Agreement. d. “Display System” has the meaning set forth in the 2007 Agreement. e. “Licensed Product” has the meaning set forth in the 2007 Agreement. f. “Party” means either XOMA or PFIZER. g. “Patent Rights” has the meaning set forth in the 2007 Agreement. h. “Pfizer Display System” has the meaning set forth in the 2007 Agreement.

d. “Display System” has the meaning set forth in the 2007 Agreement.

e. “Licensed Product” has the meaning set forth in the 2007 Agreement.

f. “Party” means either XOMA or PFIZER.

g. “Patent Rights” has the meaning set forth in the 2007 Agreement.

h. “Pfizer Display System” has the meaning set forth in the 2007 Agreement.

i. “Third Party” means any person or entity other than PFIZER, PFIZER’S Affiliates, XOMA, or XOMA’s Affiliates.

2.	License.

a. Upon payment of the amount set forth in Section 3(a) below, PFIZER and PFIZER’s Affiliates shall have a fully-paid-up, royalty-free, worldwide, irrevocable, non- exclusive license under the Patent Rights to conduct research, make, have made, use, sell, have sold, offer to sell, import and export Licensed Products, including without limitation Licensed Products arising out of a Pfizer Display System.

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3.	Consideration.

a. PFIZER shall pay to XOMA the amount of $3,800,000, which is inclusive of all financial obligations and notice requirements to XOMA under the 2007 Agreement, including but not limited to milestone payments due as of the Effective Date and projected future payments and maintenance fees, and represents a full and final release of all obligations to XOMA under the 2007 Agreement.

b. Upon payment of the amount set forth in Section 3(a) above, PFIZER will have fully satisfied all obligations to XOMA under the 2007 Agreement. Nothing herein shall obligate PFIZER to remit to XOMA any additional amounts for any activities conducted by or on behalf of PFIZER or its Affiliates under the 2007 Agreement.

4.	Reports and Payments.

a. All payments hereunder shall be computed and paid in United States dollars by wire transfer to an account designated by XOMA.

b. All payments hereunder shall be made within thirty (30) days of the Effective Date.

5.	Confidentiality.

Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or bona fide prospective corporate partners, acquirors or investors, or to a Party’s accountants, attorneys and other professional advisors, in each case who agree to be bound by the confidentiality provisions of this Agreement or are otherwise subject to requirements of confidentiality with respect to disclosure thereof at least as stringent as those contained herein.

6.	Representations and Warranties.

a. Each Party represents and warrants that it has the full right, power and authority to enter into this Agreement and has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder This Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against the other Party in accordance with its terms.

b. Nothing in this Agreement shall be construed as a warranty or representation as to the validity or scope of any claim or patent within the Patent Rights.

c. Nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or intellectual property right of any Third Party.

d. Nothing in this Agreement shall constitute any admission of liability or fault of any kind on the part of PFIZER, which expressly denies any liability. This Agreement shall not be admissible in evidence in any proceeding except in an action to enforce the terms of the Agreement.

e. Except as provided for in Section 6 herein, neither PFIZER nor XOMA grants to the other party any warranties or representations.

7.	Indemnification.

a. PFIZER agrees to indemnify, defend and hold XOMA harmless from and against any and all liabilities, claims, losses, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action arising out of or relating in any way to a lawsuit by a Third Party relating to (a) the possession, manufacture use, sale or other disposal of Licensed Products or Pfizer Display Systems, whether based on breach of warranty, negligence, product liability or otherwise, (b) the exercise of any right granted to PFIZER pursuant to this Agreement, or (c) any breach of this Agreement by PFIZER except and solely to the extent, in each case, that such liability is caused by the gross negligence or willful misconduct of XOMA.

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b. XOMA agrees to indemnify, defend and hold PFIZER harmless from and against any and all liabilities arising out of or relating in any way to a lawsuit by a Third Party relating to a breach by XOMA of its representations and warranties hereunder, except and solely to the extent such liability is caused by the gross negligence or willful misconduct of PFIZER.

8.	Term and Termination.

a. The term of this Agreement commences on the Effective Date and will remain in full force and effect thereafter.

b. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such breach has continued for sixty (60) days after written notice thereof was provided to the breaching Party by the nonbreaching Party. Any termination shall become effective at the end of the sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of such period. Notwithstanding the first two sentences of this Section 8(b), in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be thirty (30) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

c. The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

9.	Release

a. Each party, on behalf of itself, its Affiliates, and their respective directors, officers, employees, agents, representatives, assigns, predecessors, or successors hereby releases, acquits, and forever discharges the other party including each of their respective current and future customers, importers, manufacturers, distributors, suppliers, insurers, attorneys representatives and agents, their successors and assigns, other than Zoetis Inc. and Labrys Biologics Inc. and their Affiliates, succcessors and assigns, in their capacity as distinct legal entities separate from Pfizer and its Affiliates, from any and all pending and potential claims, demands, obligations, all manner of actions, causes of actions, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages, and other damages or costs of whatever nature, whether known or unknown, pending or future certain or contingent, arising out of, derived from, or predicated upon the 2007 Agreement. For the avoidance of doubt, this Agreement shall not alter the rights and obligations of the parties as successors-in-interest under the License Agreement between XOMA Ireland Limited and Wyeth, dated August 18, 2005.

10.	Miscellaneous Provisions.

a. Governing Law. This Agreement and any dispute, including without limitation any voluntary arbitration arising from the performance or breach hereof, shall be governed by and construed and enforced in accordance with the laws of the state of New York, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the New York state courts or U.S. district court located in New York, and the Parties hereby consent to the personal jurisdiction of such courts and waive any objection that any such court would be an inconvenient forum.

b. Assignment. Neither Party may transfer or assign this Agreement, or any rights hereunder, without the prior written consent of the other Party; provided, that for purposes of this Agreement, a Change in Control shall not be deemed to be a transfer or assignment; provided, further, that either Party may assign this Agreement or its rights hereunder, in whole or in part, to any Affiliate. Any attempted transfer or assignment in violation of this Section 10(b) shall be void. For the avoidance of doubt, a Change in Control of PFIZER or XOMA, in and of itself, shall not result in a termination of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

c. Waiver. No waiver of any rights shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

d. Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

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e. Notices. All notices, requests, and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, and shall be effective upon receipt at the respective address specified below, or such other address as may be specified in writing to the other Party:

PFIZER:	Pfizer Inc.

Notices: R&D Business Development

235 East 42nd Street

New York, NY 10017

Attn.: R&D BD Contract Notice

with a copy to:

Pfizer Inc.

Notices: Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn.: Chief Counsel, R&D

Fax: +1-646-563-9619

and electronic copies to:

contractnotices@pfizer.com; and

jeff.southerton@pfizer.com

XOMA:	XOMA (US) LLC

2910 Seventh Street

Berkeley, CA 94710

Attn: Legal Department

Fax: +1-510-649-0315

and electronic copies to:

LegalDept@xoma.com; and

neal@xoma.com

f. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or PFIZER as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract agreement, or undertaking with any Third Party.

g. Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. PFIZER shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

h. Use of Name. Neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party.

i. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

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j. Bankruptcy Protection. All rights and licenses granted under or pursuant to this Agreement by either Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or such foreign laws. Each Party agrees that the other Party, as a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, and neither Party shall claim that this Agreement does not fall within the scope thereof. Each Party further agrees that, upon the commencement of a bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, the other Party shall be immediately entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in such other Party’s possession, shall be promptly delivered to the other Party if such Party rejects this Agreement, fails to promptly elect in writing to continue to perform all of its obligations under this Agreement, and/or fails to take all steps necessary to protect such intellectual property.

k. Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

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IN WITNESS THEREOF, PFIZER and XOMA have executed this Agreement by their duly authorized officers.

PFIZER INC.		XOMA (US) LLC

By:	/s/Robert J. Smith	By:	/s/ James R. Neal
	Robert J. Smith		James R Neal

	SVP, Worldwide Business Development		VP Business Development &
Program Leadership